UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

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Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Important Additional Information Concerning the 2023 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings to be Held on May 11, 2023

As set forth in our Definitive Proxy Statement filed with the Securities and Exchange Commission and first mailed or made available to shareholders on or about March 30, 2023, our Corporate Governance Guidelines provide that whenever the Chair of our Board of Directors (the “Board”) also serves as Chief Executive Officer (“CEO”), or is otherwise not an independent director, we will appoint an independent director to serve as Lead Independent Director to provide independent oversight of management and provide leadership for the independent directors of the Board.

On May 1, 2023, our Board amended our Corporate Governance Guidelines, effective immediately, to provide for election of our Lead Independent Director by the independent directors of the Board, rather than the full Board. Subsequent to the amendment of the Corporate Governance Guidelines, our independent directors reappointed our lead independent director. The amended Corporate Governance Guidelines, which we have made available on our website, also now expressly provide that the Lead Independent Director’s responsibilities include reviewing and approving meeting agendas for the Board, working with the Chair to facilitate timely and appropriate information flow to the Board, and reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

We believe that these amendments to our Corporate Governance Guidelines further underscore the robust role of our Lead Independent Director in providing appropriate leadership to the independent directors of the Board and oversight of management, without negatively impacting the advantages of our current Board leadership structure.